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                                                                     Exhibit 5.1


June 18, 1996

                                                                    216-566-5500


STERIS Corporation
5960 Heisley Road
Mentor, Ohio 44060-1868


Gentlemen:

As counsel for STERIS Corporation ("STERIS"), we are familiar with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by STERIS with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to 727,938 Common Shares, without par value, of STERIS to be registered for resale by the Selling Shareholder (as defined in the Registration Statement). In addition, we have acted as counsel to STERIS in connection with the May 13, 1996, merger of STERIS Acquisition Corporation ("SAC") with and into AMSCO International, Inc. ("AMSCO") with AMSCO being the surviving corporation in the merger.

In connection with the above, we have examined the Amended Articles of Incorporation and the Code of Regulations of STERIS and such other records of corporate proceedings and such other documents, and such questions of law, as we deem necessary to examine as a basis for the opinions hereinafter expressed. We have reviewed the form of Registration Statement on Form S-3 (including exhibits thereto) proposed to be filed with the Commission. In addition, we have examined the Restated Agreement and Plan of Merger, dated as of December 16, 1995 and restated as of March 28, 1996, by and among STERIS, SAC, and AMSCO and related documents. As to matters of facts relevant to our opinion, to the extent deemed appropriate, we have relied upon representations of officers of STERIS and upon certificates of public officials as to matters stated therein. Furthermore, we have assumed the capacity to sign and the genuineness of the signatures of all persons executing agreements, instruments, or documents examined or relied upon by us.

Based upon the foregoing and legal matters that we deem relevant, we are of the opinion that the 37,938 Common Shares held by the Selling Shareholder pursuant to the Restricted Stock Agreement (as defined in the Registration Statement) have been duly authorized, legally issued and are fully paid and nonassessable. With respect to the 690,000 Common Shares issuable upon exercise of the options outstanding


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STERIS Corporation                                                   Exhibit 5.1
June 18, 1996
Page 2


pursuant to the Stock Option Agreements (as defined in the Registration Statement), we are of the opinion that such shares are duly authorized and when issued in accordance with the terms of the Stock Option Agreements (as defined in the Registration Statement), will be legally issued, fully paid and nonassessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. This opinion is solely for your information in connection with the registration of the Common Shares with the Commission and is not to be quoted in whole or in part or otherwise referred to in any of STERIS's financial statements or other public releases, nor is it to be filed with any governmental agency or other person without the prior written consent of this firm. This letter may not be relied upon by any other person or for any other purposes whatsoever.

We hereby consent to the use of this opinion as an exhibit to STERIS's Registration Statement as filed with the Commission in connection with the registration of the Common Shares on Form S-3 and to the use of our name therein under the caption "Legal Matters".

Very truly yours,



 MLP/dk